Version Attached as Exhibit to 10-K SB

Distribution Management Agreement

        This Distribution Management Agreement (this “Agreement”) is made and entered into as of the date indicated below, but deemed effective by the Parties as of July 1, 2004, by and between Viral Genetics, Inc., a Delaware corporation, located at 1321 Mountain View Circle, Azusa, CA 91702 (“VGI”), and Timothy & Thomas LLC, an Illinois limited liability company, located at 2625 South Loomis Street, Chicago, IL 60608 (“T&T”).

Recitals

A.	T&T has made payments to VGI in the total amount of $650,000 to partially defray certain expenses which VGI will incur under the terms of this Agreement.

B.	T&T has assigned to VGI all rights under a Convertible Debenture agreement between Tom Little and Viral Genetics, Inc. dated September 30 2003 in the amount of $200,000 USD to partially compensate VGI for certain expenses which VGI will incur under the terms of this Agreement.

C.	Therapeutic Genetic, Inc. has been merged with VGI.

D.	VGI holds all patent rights to pharmaceutical products, which are intended for treatment of HIV and the related condition, AIDS, including, without limitation, a product based on thymus nuclear protein identified as “VGV-1.”

E.	VGI plans to manufacture pharmaceutical products, which are intended for treatment of HIV and the related condition known as AIDS, including, without limitation, a product based on thymus nuclear protein identified as “VGV-1.”

F.	T&T plans to obtain government approvals, licenses, and authorizations from certain governments of African nations for distribution of products imported from other countries (including the United States of America) and to manage and secure distribution capabilities in African nations through local sales channels, affiliated companies based in Africa, or strategic distribution arrangements with unrelated third parties.

G.	VGI desires to retain T&T’s services and T&T desires to provide services to manage the distribution of its pharmaceutical products in Africa.

Agreement

Wherefore, in consideration of the foregoing Recitals, which are incorporated by reference in this Agreement, and the mutual promises set forth below, the Parties hereto mutually agree as follows:

Definitions:

AIDS:

        Acquired Immunodeficiency Syndrome

Alternate Product:

Any product, drug and/or medical device for which VGI acquires the right to market, distribute and/or sell during the term of this Agreement which is not a Product as defined herein.

Applicable Regulations:

Any and all regulations pertaining to the manufacture, marketing and/or distribution of pharmaceuticals promulgated by the Food and Drug Administration of the United States of America or any governmental regulatory body in the Territory.

Clinical Trial:

The multi-center, randomized, double-blind, placebo-controlled human clinical trial of a product named VGV-1 as approved by letter dated February 27, 2004, from the Medicines Control Council of South Africa to be performed in accordance with an agreement between Viral Genetics, Inc. and Virtus Clinical Development (Pty) Ltd. dated August 1, 2003 including any amendments thereto.

Distributor:

Any entity, designated by T&T which has entered into a contract with VGI to market, purchase, receive, store, sell and distribute the Product for use in a designated portion of the Territory.

Distribution Agreement:

Any agreement authorized by T&T between VGI and any Distributor which assigns a License to that Distributor.

HIV:

      Human Immunodeficiency Virus infection

Late Stage Manufacturing:

        The packaging and labeling of the Product in accordance with Applicable Regulations.

License:

The sole and exclusive right to purchase, receive, store, sell and distribute the Product in a designated portion of the Territory and/or to secure governmental approval including licenses and registrations as required for said activities. The term “License” as used herein shall not impart to any party any right to any intellectual property or authorize any party to exercise any particular rights under any patent, patent pending or patent application.

Parties:

        Viral Genetics, Inc. and Timothy & Thomas LLC collectively.

Product:

Any product for which VGI has secured or will secure marketing rights, distribution rights or patent rights for the prevention or treatment of HIV and/or AIDS including but not limited to that formulation which is described in United States patent application number 08/641,936, Compositions and Methods for Detecting and Treating Immunodeficiency Syndrome, which is now pending and South Africa patent application number 96/3474 (formerly referred to as “TNP”). “Product” includes any future or subsequent modifications, improvements, reformulations, substitutes and other enhancements developed by VGI for the prevention or treatment of HIV or AIDS.

Purchaser:

        Any party to which a Distributor sells or delivers the Product.

T&T:

      Timothy & Thomas LLC.

Territory:

The sovereign countries of Angola, Ascension Island, Benin, Botswana, Burkina Faso, Burundi, Cameroon, Cape Verde, Central African Republic, Chad, Comoros, Congo, Republic of (Brazzaville), Congo, Democratic Republic of the, Cote d’Ivoire, Djibouti, Egypt, Equitorial Guinea, Eritrea, Ethiopia, Gabon, Gambia, The Ghana, Guinea, Guinea-Bissau, Kenya, Lesotho, Liberia, Libya, Madagascar, Malawi, Mali, Mauritania, Mauritius, Mayotte, Morocco, Mozambique, Namibia, Niger, Nigeria, Reunion, Rwanda, Saint Helena Island, Sao Tome and Principe, Senegal, Seychelles, Sierra Leone, Somalia, South Africa, Sudan, Swaziland, Tanzania, Togo, Tunisia, Uganda, Western Sahara, Zambia and Zimbabwe.

Treatment Unit:

Currently, that quantity and form of the Product which has been approved for the complete dosing of HIV-1 infected and CDC stage AIDS patients by the Medicines Control Council of the Republic of South Africa, which is currently defined as sixteen (16) vials, each containing 2 milliliters of the Product in suspension and which is designated to be dosed through biweekly intramuscular injections for eight (8) weeks. Treatment Unit dosing regimen and/or quantities may be altered from time to time to conform to VGI specifications and/or to Applicable Regulations. Each Treatment Unit shall be sealed and labeled in accordance with Applicable Regulations. Each vial shall be suitably sized and configured to provide a single human injection.

VGI:

      Viral Genetics, Inc.

1.    Appointment:

A.	VGI hereby appoints T&T, and T&T hereby accepts the appointment by VGI to be the exclusive independent agent for VGI for the management of the distribution of the Product in the Territory.

B.	Prior to any assignment, transfer, delegation or disposal of its rights and obligations under this Agreement T&T shall tender 30 days’ prior written notice to VGI of such proposed assignment, transfer, delegation or disposal of its rights and obligations. During that 30 day period T&T shall extend to VGI the right to accept such proposed assignment, transfer, delegation or disposal of its rights and obligations under terms and conditions equivalent to the terms proposed to T&T by any third party.

C.	Prior to any assignment, transfer, delegation or disposal of controlling interest in T&T by T&T’s current members, T&T’s members shall tender 30 days’ prior written notice to VGI of such proposed assignment, transfer, delegation or disposal of controlling interest. During that 30 day period T&T shall extend to VGI the right to accept such proposed assignment, transfer, delegation or disposal of controlling interest under terms and conditions equivalent to the terms proposed to T&T’ members by any third party.

2.    Distribution Agreements:

A.	T&T shall designate to VGI one or more Distributors. T&T shall designate a specific geographic area to be assigned to each Distributor so designated.

B.	VGI shall enter into a Distribution Agreement with each Distributor designated by T&T. Each such Distribution Agreement shall assign to the Distributor a specific geographic area designated by T&T. VGI shall not be required to enter into or to maintain a Distribution Agreement with any prospective Distributor which is affiliated with, controlled by or owned by any entity which holds any interest which is competitive with or in conflict with VGI’s interest or T&T’s interest. VGI may from time to time require sufficient identity information to clearly ascertain whether any Distributor or prospective Distributor is affiliated with, controlled by or owned by any entity which holds any interest which is competitive with or in conflict with VGI’s interest or T&T’s interest.

C.	VGI shall faithfully fulfill and perform its duties and obligations under each Distribution Agreement. D. Each Distributor shall faithfully fulfill and perform its duties and obligations under its applicable Distribution Agreement.

D.	Each Distributor shall faithfully fulfill and perform its duties and obligations under its applicable Distribution Agreement.

E.	VGI shall terminate each Distribution Agreement at the time and in accordance with the terms and conditions designated by T&T. T&T shall not direct VGI to terminate any Distribution Agreement if such termination would cause a breach of the applicable Distribution Agreement by VGI.

F.	In the event VGI determines that any Distributor is in breach of its applicable Distribution Agreement:

1.	VGI shall notify T&T by email and fax of such breach. Such notification shall include all facts, evidence and information which have caused VGI to determine that said Distribution Agreement has been breached.

2.	Within 30 days after receiving such notice of breach T&T shall either cause the Distributor to have cured such breach or T&T shall direct VGI to terminate the applicable Distribution Agreement.

3.	If, upon the expiration of said 30 day period, T&T has failed to cause the breach to be cured and further, has failed to direct VGI to terminate the applicable Distribution Agreement then VGI may at its sole option either continue or terminate the applicable Distribution Agreement.

4.	VGI’s option to so continue or terminate the applicable Distribution Agreement shall cease upon subsequent notification by T&T that T&T has caused the Distributor to cure the breach or upon subsequent direction by T&T to VGI to terminate the applicable Distribution Agreement.

G.	VGI may require any Distributor to provide VGI with identity information for any prospective Purchaser prior to sale of the Product to said prospective Purchaser. Required identity information may include but not necessarily be limited to the Purchaser’s commercial identity and the identity of all persons having controlling interest in the prospective Purchaser. VGI may require sufficient identity information to clearly ascertain whether the prospective Purchaser is affiliated with, controlled by or owned by any entity which holds any interest which is competitive with or in conflict with VGI’s interest or T&T’s interest.

H.	VGI may deny any Distributor the right to sell Product to any prospective Purchaser which is affiliated with, controlled by or owned by any entity which holds any interest which is competitive with or in conflict with VGI’s interest or T&T’s interest.

I.	VGI may deny any Distributor the right to sell Product to any prospective Purchaser if such sale is determined to violate Applicable Regulations.

J.	Each Distributor shall expressly agree that it shall not, and shall cause its Purchasers to agree not to, export, directly or indirectly, re-export, divert, or transfer any Product to any destination, company or person, or for any end use, restricted or prohibited by Applicable Regulations or Export Controls maintained by the USA.

3.    Distribution Agreement Terms and Conditions:

Each Distribution Agreement shall incorporate terms and/or conditions specifically designated by VGI and/or T&T for that specific Distribution Agreement.

4.    Product Delivery:

A.	Upon receipt of an order as described herein VGI shall deliver Product to Distributors f.o.b. the bonded warehouse or commercial equivalent designated by the Distributor and approved by VGI at the port of entry within the Territory designated by the Distributor. Each designated bonded warehouse or commercial equivalent shall conform to all Applicable Regulations. VGI shall complete each delivery in conformity with Applicable Regulations.

B.	VGI agrees to allocate and make available for delivery to all Distributors an absolute minimum delivery of [omitted as confidential and filed separately with the SEC] Treatment Units in each calendar month.

C.	On or before the last day of each calendar month each Distributor shall transmit a Purchase Order to VGI by Email and Facsimile. Each Purchase Order shall specify the delivery location, the type or model number of Product, and the quantity of Product (designated as number of Treatment Units) to be delivered to the Distributor on or before the last day of the following calendar month. Delivery on or before the last day of the following calendar month shall be considered delivery in a timely manner.

D.	Should VGI determine that it is unable to deliver all Product ordered by all Distributors in a timely manner VGI shall notify T&T of such inability no later than 5 work days after the end of the month in which Distributor Purchase Orders are transmitted to VGI. Should VGI fail to transmit such notice of inability to deliver in a timely manner, VGI shall deliver all product ordered in at timely manner. In any such notice of inability to deliver in a timely manner VGI shall state the number of Treatment Units in excess of [omitted as confidential and filed separately with the SEC] Treatment Units which VGI will deliver in a timely manner.

E.	In the event VGI determines that it is unable to deliver all Product ordered by all Distributors in a timely manner VGI shall allocate the month’s Product deliveries among Distributors as designated by T&T.

F.	At any time after all Distributors have ordered a cumulative total of [omitted as confidential and filed separately with the SEC] Treatment Units in monthly increments of [omitted as confidential and filed separately with the SEC] or less and further, provided that no Distributor is in arrears in payments due to VGI, T&T may direct VGI to increase its capacity to deliver product to [omitted as confidential and filed separately with the SEC] Treatment Units per calendar month. Within [omitted as confidential and filed separately with the SEC] after receiving such direction from T&T, VGI shall increase its capacity to deliver product at the rate of [omitted as confidential and filed separately with the SEC] Treatment Units per calendar month. [omitted as confidential and filed separately with the SEC] months after receiving such direction from T&T, VGI agrees to allocate and make available for delivery to all Distributors an absolute minimum delivery of [omitted as confidential and filed separately with the SEC] Treatment Units in each subsequent calendar month.

G.	VGI acknowledges that the monetary damages that T&T will suffer in the event of a breach by VGI of the terms of this Product Delivery Section will be difficult to fully assess and that T&T will suffer irreparable harm as a result of such breach. Accordingly, in addition to any other relief to which T&T may be entitled for any such breach by VGI or VGI’s agents of the terms of this Product Delivery Section, T&T and/or any Distributors will be entitled to enforce said terms through temporary, preliminary and/or permanent injunctive relief against VGI and against any other persons or entities that may be acting in concert with or in participation with VGI in connection with any such breach by VGI. This provision with respect to injunctive relief shall not, however, in any way diminish T&T’s right to claim and to recover monetary damages in addition to injunctive relief.

5.    Late Stage Manufacturing:

A.	VGI and T&T conclude that it will be expeditious, required, or necessary to perform Late Stage Manufacturing in certain parts of the Territory. In the event T&T determines that it is expeditious, required, or necessary to perform Late Stage Manufacturing in any part of the Territory, then VGI shall either:

1.	authorize T&T to establish, maintain and operate, for the term of this Agreement, a facility for such Late Stage Manufacturing in that part of the Territory;

2.	or authorize T&T to establish, maintain and operate, for the term of this Agreement, a facility for such Late Stage Manufacturing in an alternative location designated by VGI which T&T determines to be equally advantageous.

B.	In the event T&T elects to establish, maintain or operate a facility for such Late Stage Manufacturing:

1.	VGI will provide T&T and/or its designated agent with all information necessary to design, construct, equip, install and operate the facility for the Late Stage Manufacturing by the most safe, efficient and cost effective methods known to and available to VGI.

2.	T&T and/or its designated agent will cause any person who gains access to Intellectual Property belonging to VGI to enter into an agreement not to disclose any such Intellectual Property to any third party.

3.	T&T and/or its designated agent will provide funds for, establish, maintain & operate said Late Stage Manufacturing facilities in conformity with Applicable Regulations.

4.	T&T will designate those Distributor Purchase Orders which will be delivered by any Late Stage Manufacturing facility.

5.	Each Distributor will pay VGI for all Product delivered from each Late Stage Manufacturing facility in accordance with the payment terms of this Agreement.

6.	VGI shall reimburse T&T for all costs incurred by T&T and/or its designated agent for the establishment, maintenance and/or operation of the Late Stage Manufacturing facility including general and administrative costs associated therewith but excluding any profit margin payable to T&T. The calculation of costs shall be based on widely-accepted manufacturing cost accounting providing for, among other things, the allocation of costs attributable to capital investment on a per unit basis over a reasonable period of time. On or before the last day of each calendar month VGI shall tender payment to T&T in an amount equal to all costs incurred in the previous calendar month.

C.	VGI will not be required to render any assistance to T&T and T&T shall not establish any Late Stage Manufacturing facility unless any persons and/or entities involved in establishing and operating these facilities, other than the employees and consultants employed or engaged by VGI, agree in writing to be bound by the terms and provisions of this Agreement regarding protection of VGI’s Rights to Intellectual Property.

6.    Timely Payment:

A.	Payment for all Product delivered by VGI to each Distributor in each calendar month shall be deposited by the Distributor via wire transfer to the bank account designated by VGI on or before the last day of the calendar month following the month in which delivery has been made (referred to herein as “timely payment”). All Distributor payments shall be denominated in currency of the United States of America.

B.	In the event any Distributor fails to make timely payment to VGI, VGI shall notify T&T of such failure. Within ten (10) days after receiving such notice T&T shall either cause Distributor to pay to VGI any past due amount or direct VGI to cease delivery of Product to that Distributor.

C.	Fifteen days after having tendered such notice to T&T, VGI may refuse orders or refuse to ship Product to any Distributor which has failed to pay VGI any past due balance in excess of $[omitted as confidential and filed separately with the SEC] USD.

7.    Tariffs, Duties & Taxes:

A.	VGI shall comply fully with all Applicable Regulations imposed by any governmental authority at the location from which Product is shipped, including but not limited to, U.S. Export Administration Regulations and USFDA regulations as applied to VGI’s export of Product from the United States of America.

B.	VGI shall pay any export license fees, tariffs, customs duties, taxes, or other charges imposed by any authority at the location from which VGI ships Product.

C.	T&T shall cause each Distributor to pay any tariff, customs duty, tax, or other charge imposed by any authority at the destination designated by Distributor for delivery of Product by VGI.

D.	VGI shall not be obligated to pay any tariff, customs duty, tax, or other charge imposed under the laws of any jurisdiction in the Territory.

8.    Intellectual Property:

A.	All testing protocols, methodologies, data, reports, results, analyses, summaries, and other information pertaining to the testing and study of the Product in the Territory are the sole and exclusive property of VGI, and T&T will take all action, and will cause each Distributor to take all action, required to preserve VGI’s ownership thereof.

B.	VGI shall make available to each Distributor any Intellectual Property necessary or expedient for the purpose of securing any registration or licensing under Applicable Regulations.

C.	Where so required by Applicable Regulations, Intellectual Property documentation shall be stored and made available in the office of the Distributor.

D.	All right, title and interest in and to any and all know-how, trade secrets, trade names, trade marks, service marks, copyrights, and patents (issued, pending or provisional), and all other intellectual property rights and any license right to any patent (collectively the “Rights”) in any way pertaining to the Product or Product materials as provided by VGI, including all future improvements to Product from any source, do now and shall in the future belong solely to VGI. No sale of Product to T&T or any Distributor shall confer upon any of them, nor shall T&T or any Distributor be authorized to confer upon any Purchaser, any legal right or license of any kind regarding any of the Rights owned or controlled by VGI.

E.	Any data, trade secrets, formulations, test results, manufacturing processes, and other Product related information regarding the Product (collectively, the “Proprietary Data”) furnished to T&T by VGI before, after, or contemporaneously with the execution of this Agreement are confidential and proprietary to VGI, are intended for confidential use by T&T only, shall remain the exclusive property of VGI, and shall not be used by T&T except for the express purposes of this Agreement. All such Proprietary Data are based on VGI’s knowledge and work. T&T agrees not to reverse-engineer for its own use or for others, or to disclose to any other parties, any formulas, techniques, inventions, trade secrets or other Proprietary Data revealed to T&T by VGI in connection with this Agreement. T&T acknowledges that the monetary damages that VGI would suffer in the event of a breach by T&T of the restrictions and covenants contained herein would be extremely difficult to calculate and that VGI would suffer irreparable harm as a result of such breach. Accordingly, in addition to any other relief to which VGI may be entitled for any breach by T&T of the restrictions and covenants contained herein, VGI shall be entitled to enforce said restrictions and covenants through temporary, preliminary and/or permanent injunctive relief against T&T and against any other persons or entities that may be acting in concert or participation with T&T in connection with any such breach by T&T. This provision with respect to injunctive relief shall not, however, in any way diminish VGI’s right to claim and to recover monetary damages in addition to injunctive relief. The restrictions and covenants pertaining to Proprietary Data shall survive the termination or expiration of this Agreement.

9.    Product Descriptions, Advertising and Promotional Materials:

A.	T&T shall monitor each Distributor to determine that no Distributor makes any representation or claim regarding the Product which has not been substantiated by VGI. Neither T&T nor any Distributor shall produce or disseminate any material, advertising, or document, whether in paper, electronic, digital, audio, video, or other format which does not conform to Applicable Regulations or does not accurately represent information which has been provided by VGI.

B.	VGI shall provide to T&T and to Distributors at VGI’s expense, current, accurate, English language information pertaining to the Product and the administration thereof including but not limited to promotional and descriptive documentation. For purposes of promotion of VGI’s Product, T&T and/or Distributors may use such information and materials, and may create and distribute derivative works, including translations thereof, provided such derivative works accurately replicate and represent information provided by VGI and conform to Applicable Regulations.

C.	VGI agrees to provide to T&T at VGI’s expense, at least one copy of any of VGI’s Product information and/or related materials promptly, when developed by VGI from time to time. For purposes of promotion of VGI’s Product, T&T may use such Product information and materials, and may create derivative works thereof that may be used by T&T and/or Distributors provided such derivative works conform to Applicable Regulations.

D.	All Product descriptions, specifications, and informational materials and any copyrighted materials supplied by VGI to T&T shall be used in conformity with all Applicable Regulations and may be used by T&T only for the express purposes of this Agreement; and T&T agrees not to use these materials in any other manner.

E.	T&T shall not make or permit any Distributor to make any representations or claims regarding the Product or their efficacy other than those which conform to all Applicable Regulations and set forth in Product information, marketing materials, brochures, etc., supplied by or approved in advance in writing by VGI.

10.    Licenses & Registrations

A.	To the extent required by Applicable Regulations VGI shall obtain and maintain at VGI’s sole cost any certifications or approvals for the manufacture and/or importation of the Product in conformity with all Applicable Regulations. To the extent required by Applicable Regulations drug applications and applications for authorizations or licenses for the manufacture and/or importation of the Product in the Territory shall be applied for by VGI and secured in the name of VGI.

B.	T&T shall cause each Distributor in each designated portion of the Territory to obtain and maintain at that Distributor’s sole cost any licenses, certifications or approvals and to conduct every aspect of its business in conformity with all Applicable Regulations. T&T shall cause each Distributor in its designated portion of the Territory to apply for all authorizations or licenses to distribute the Product in its designated portion of the Territory. Said authorizations or licenses shall be applied for by the designated Distributor in the name of said Distributor or its designee.

C.	T&T shall cause each Distributor in each designated portion of the Territory to obtain and maintain any required registration and/or approval of the Product required by regulatory authorities in the designated portion of the Territory. All applications for registration and/or approval of the Product shall be made in the name of VGI or the Distributor as may be designated by T&T. All costs incurred by each Distributor in securing registration and/or approval of the Product shall be borne by T&T or the Distributor as determined by T&T.

D.	VGI shall assist each Distributor in securing, any licenses, registrations, authorizations, certifications and/or approvals from any regulatory authorities which are necessary for said Distributor to perform Distributor’s duties and obligations in accordance with its Distribution Agreement. Said assistance shall include but not be limited to:

1.	Services of competent persons to prepare, submit and/or present information required and/or requested by governmental representatives.

2.	Preparation and dissemination of English language documentation, information and data reasonably required and/or requested by governmental representatives.

3.	Preparation and submittal of license applications.

4.	Personal presentations reasonably required and/or requested by governmental representatives.

5.	Assistance in the design and conduct of clinical trials necessary to secure such governmental approval.

E.	VGI shall provide such assistance, exclusive of travel expenses, at VGI’s sole cost. T&T shall pay all expenses for travel, meals, and lodging incurred by VGI as a result of providing such assistance.

11.    Illegal Activities

A.	The Parties hereto represent that no part of any consideration received hereunder will be used by the Parties hereto for any purpose, nor have the Parties hereto taken, nor will the Parties hereto take any action, which would constitute a violation of any law of any jurisdiction in the Territory or of the United States, including, without limitation, the Foreign Corrupt Practices Act. The Parties hereto represent that they do not desire and will not request any service or action which would or might constitute any such violation. Further, the Parties hereto have not previously paid or promised to, and agree prospectively not to, pay or promise to pay or give or promise to give anything of value, either directly or indirectly, to an official of any government for the purpose of influencing an act or decision in his or her official capacity, inducing him or her to use his or her influence with a foreign government, assisting any of the Parties hereto in obtaining or retaining business for or with, or directing business to, any person or as a political contribution of any kind.

B.	The Parties hereto agree to comply fully with all relevant export laws and regulations of the United States and foreign governments, including, but not limited to, the U.S. Export Administration Regulations (collectively, the “Export Controls”). Without limiting the generality of the foregoing, the Parties hereto expressly agree that they shall not, and shall cause its representatives to agree not to, export, directly or indirectly, re-export, divert, or transfer the Product to any destination, company or person, or for any end use, restricted or prohibited by Export Controls.

C.	The Parties hereto each represent, warrant and covenant that neither they nor any person who owns a controlling interest in or otherwise controls them is or shall be (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”), (ii) a “Designated National” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a person designated under Section 1 (b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”); and they are in compliance with all OFAC Laws and Regulations, Executive Orders and related government guidance.

D.	The Parties hereto each represent, warrant and covenant that neither they nor any person who owns a controlling interest in or otherwise controls them (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering (under either 18 U.S.C. Section 1956 or 1957), or drug trafficking, terrorist-related activities or other money laundering predicate crimes or a violation of the Bank Secrecy Act laws (31 U.S.C. Sections 5311, et seq.), (ii) has been assessed civil penalties under these or related laws (collectively, “Anti-Money Laundering Laws”), or (iii) has had any of its funds seized or forfeited in an action under Anti-Money Laundering Laws.

E.	The Parties hereto each represent, warrant and covenant that they consent to the disclosure to U.S. regulators and law enforcement authorities of such information either of the Parties hereto reasonably deems necessary or appropriate to comply with U.S. Anti-Money Laundering Laws, the USA PATRIOT Act and other anti-terrorists laws and regulations or OFAC Laws and Regulations.

12.    Product Pricing

A.	VGI shall sell Product to each Distributor at a price per Treatment Unit equal to the greater of $[omitted as confidential and filed separately with the SEC] USD or [omitted as confidential and filed separately with the SEC] percent of the Distributor’s sale price to each Purchaser.

B.	VGI and T&T agree to cause the prices paid to VGI by each Distributor to be adjusted to compensate for any change in VGI’s manufacturing costs which result from changes to the Product, improvements to the Product, material changes in manufacturing costs, or changes agreed upon between VGI and T&T.

C.	On the second anniversary of this Agreement and at two (2) year intervals thereafter VGI and T&T agree to cause the prices paid to VGI by each Distributor to be adjusted to compensate for changes in the value of the currency of the United States of America relative to commodities and other currencies.

D.	Notwithstanding other prices stated herein, VGI agrees to sell the Product to Distributor at the most favorable prices, terms and/or conditions extended by VGI to any third party.

13.    T&T Management Fees

VGI shall tender monthly payments to T&T in amounts equal to [omitted as confidential and filed separately with the SEC] of the sum of all payments received by VGI in the preceding calendar month for Product delivered to Distributors by VGI. VGI shall cause payments due in each calendar month to be deposited via wire transfer to the bank account designated by T&T on or before the 10th day of that month.

14.    Distributor Management

A.	T&T shall cause each Distributor and their respective employees and agents to be thoroughly trained in and to understand any directions, applications, contraindications, and cautions, including limitations on the improper uses which pertain to the Product as documented in information provided by VGI.

B.	T&T shall cause each Distributor to perform the Distributor’s duties and obligations in accordance with the applicable Distribution Agreement and in accordance with all Applicable Regulations.

C.	VGI shall cause Product to be delivered to each Distributor in accordance with all Applicable Regulations. D. T&T shall cause each Distributor to receive, store and distribute all Product in accordance with all Applicable

D.	T&T shall cause each Distributor to receive, store and distribute all Product in accordance with all Applicable Regulations.

E.	T&T shall cause each Distributor to maintain accurate records indicating the Purchaser to which each Treatment Unit is delivered. Said records shall indicate the identity of the Purchaser, the date of delivery and the identity of the Treatment Unit.

15.    Clinical Trials

A.	T&T shall pay $1,600,000 (One Million Six Hundred Thousand Dollars US) to complete the Clinical Trial. T&T shall pay any additional costs in excess of $1,600,000 (One Million Six Hundred Thousand Dollars US) incurred to complete the Clinical Trial. VGI shall reimburse T&T in an amount equal to one half of any such additional costs in excess of $1,600,000 (One Million Six Hundred Thousand Dollars US) incurred to complete the Clinical Trial. Said reimbursements shall be tendered by VGI to T&T on a monthly basis on or before the 10th day of each calendar month following the month in which said costs are paid by T&T.

B.	T&T will cooperate and provide all assistance, and will cause each Distributor to cooperate and provide all assistance, reasonably requested by VGI in the design and implementation of any and all tests, protocols, studies, or trials of the Product in the Territory.

C.	VGI will provide reasonable assistance at its cost in the preparation and submission of applications reasonably required to obtain permission for any clinical trial or marketing approval of the Product in the Territory. VGI will design at its cost tests, protocols, studies, or trials of the Product in the Territory, and provide reasonable assistance in implementing and conducting such tests, protocols, studies, or trials. If the preparation and submission of any application or design and implementation of any test, protocol, study, or trial requires travel of any VGI employees or consultants, T&T will pay all expenses for travel, meals, and lodging.

D.	In the event T&T concludes that it will be expedient or necessary, for the purpose of selling and distributing the Product in a significant part of the Territory, to retain the services of any third party to conduct part of or all of any future clinical trial services, the Parties hereto agree to share the cost of such third party services equally.

16.    Product Changes & Improvements

Promptly provide T&T with current, accurate notice of any modifications or improvements made by VGI to the Product and/or formulae including any available information pertaining to the efficacy and/or health-related consequences of such modifications as well as any known serious adverse effects related to such modifications or improvements.

17.    Alternative Products

A.	In the event VGI develops or secures the right to sell an Alternate Product in the Territory, VGI shall enter into a contract with T&T whereby VGI assigns to T&T the right to manage the distribution of such Alternative Products in accordance with mutually agreeable terms and conditions which terms and conditions shall generally conform with the terms and conditions of this Distribution Management Agreement. The term of any such Alternative Product contract shall be 5 years.

B.	If, during the initial 6 months of any such Alternative Product contract VGI receives a bona-fide offer to manage the distribution of the Alternative Product which offer incorporates terms which are more favorable to VGI than the then existing Alternative Product contract between VGI and T&T, VGI shall notify T&T of such offer and shall provide an accurate copy of said offer to T&T.

C.	Upon tendering such notification VGI shall extend to T&T a 30 day option to revise the then existing Alternative Product contract to incorporate terms which are equally favorable to VGI.

D.	If T&T fails to exercise its 30 day option in a timely manner VGI may unilaterally terminate the then existing Alternative Product contract between VGI and T&T. Upon such termination VGI shall tender payment to T&T in an amount equal to any expenses which have been incurred prior to such termination by T&T in the performance of the terminated Alternative Product contract.

18.    Manufacturing and Packaging Standards:

A.	VGI and/or any third party which performs Late Stage Manufacturing shall:

1.	Affix to each 2 milliliter vial of the Product a unique label in a form such that said label can subsequently be uniquely identified.

2.	Affix to each Treatment Unit a unique label in a form such that said label can subsequently be uniquely identified. Each label shall indicate expiration date of the potency period of the Product contained therein.

3.	Maintain a record of the unique identity of each 2 milliliter vial contained in each Treatment Unit.

B.	Maintain a record of the unique identity of each 2 milliliter vial contained in each Treatment Unit. B. VGI shall be solely responsible for all manufacturing of the Product, and delivery of the same to any Distributor. Manufacturing in accordance

C.	Maintain a record of the unique identity of each 2 milliliter vial contained in each Treatment Unit. B. VGI shall be solely responsible for all manufacturing of the Product, and delivery of the same to any Distributor. C. Any Distributor which performs Late Stage Manufacturing shall perform such Late Stage Manufacturing in accordance with Applicable Regulations.

D.	VGI warrants that the Product sold hereunder will conform to the formulation authorized by applicable governmental agencies for distribution in the Territory and will be free from any material defects in material and manufacture. VGI makes no other warranties, express, implied, or otherwise, and in particular VGI makes no implied warranties of merchantability or fitness for a particular purpose concerning the Product.

19.    Patent Infringement

A.	VGI shall defend and indemnify any claim or suit, foreign or domestic, that any party may institute against T&T for alleged infringement of a patent or patents or rights relating to VGI’s Product, and T&T shall provide all commercially reasonable assistance in the defense of same. However, this Section shall apply only to such infringements as shall arise from the use of the Product alone, and not as a part of any combination by T&T or any third party with any other product, substances or formulas. Furthermore, VGI’s obligation to comply with this Section shall only arise if:

1.	The Distributor or Distributors in the country where the claim originates have made all payments then due under the applicable Distribution Agreements.

2.	T&T and/or the Distributor or Distributors in the country where the claim originates give VGI immediate notice in writing of the alleged infringement and of the institution of any claim or suit.

3.	T&T and/or the Distributor or Distributors in the country where the claim originates permit VGI to defend such suit.

4.	T&T and/or the Distributor or Distributors in the country where the claim originates furnish to VGI all reasonable information, assistance, and authority which is necessary to defend such claim or suit.

B.	VGI shall have no liability under this Section for any compromise reached by T&T or any Distributor without VGI’s written consent. Unless established as a direct consequence of litigation, which VGI has itself defended under the terms of this Section or established as a consequence of a settlement agreement entered into by VGI, VGI shall have no liability for any patent infringement. VGI shall not be required to defend any claims or suits or pay any damages arising, directly or indirectly, from the use of any other Product, substances or formulas not furnished by VGI or from any misuse of the Product. To discharge its obligations under this Section, VGI may, at its option and in its sole discretion, either obtain for T&T and the affected Distributors the right to continue distributing the Product, or modify the Product so that it is no longer infringing while retaining reasonably equivalent efficacy and safety.

20.    Indemnification

A.	Each party agrees to indemnify and hold harmless the other and their respective officers, directors and employees from and against any and all claims, suits, causes of action, liabilities, defaults, obligations, injuries, losses or damages, including reasonable attorneys’ fees and costs, arising from or relating to the indemnifying party’s material breach of any of its obligations under this Agreement or the indemnifying party’s negligent or intentionally wrongful acts or omissions in connection therewith.

B.	VGI shall provide clinical trial results, data, data summary analyses and any other information pertaining to the Product which is or will be submitted to and/or required by any governmental authority in the Territory. VGI warrants all such information to be true, accurate and complete in every respect. To the fullest extent permitted by the laws of the government under which such information is submitted, VGI shall indemnify and hold T&T and any Distributor and their respective officers, directors and employees harmless from any claim, allegation or determination that any such information is false, inaccurate or incomplete. Such indemnification shall include but not be limited to compensation by VGI to the indemnified parties for consequential damages, including loss of income and/or loss of credibility suffered by said indemnified parties as a result of any such false, inaccurate or incomplete information.

21.    Term of Agreement

A.	The term of this Agreement is for a period of 20 years commencing on July 1, 2004 and ending on June 30, 2024.

22.    Termination of Agreement

Either party to this Agreement may terminate this Agreement immediately upon notice to the other party if the other party files a petition for bankruptcy protection and liquidation under Title 11, Chapter 7 of the United States Code.

23.    Resolution of Disputes

A.	This Agreement has been entered into and is to be performed in part in the State of California, and therefore shall be construed and interpreted under the laws of the State of California, without regard to conflicts of law principles.

B.	In the event that either party hereto shall be found in default or breach of this Agreement by a court of competent jurisdiction, said party shall be liable to pay all reasonable attorney’s fees, arbitration and court costs and other reasonably related collection costs and expenses incurred by the other party in enforcing its rights hereunder.

24.    T&T Representations:

A.	T&T represents, warrants and covenants that the person who has duly executed this Agreement on behalf of the T&T is duly authorized to so act.

B.	T&T represents, warrants and covenants that T&T (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois; and (ii) has all requisite power and all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being and as proposed to be conducted and to consummate the transactions contemplated by the Agreement.

C.	T&T represents, warrants and covenants that the execution, delivery and performance by T&T of this Agreement and the consummation of the transactions contemplated thereby: (i) have been duly authorized by all requisite action of T&T, and, if required, any action on the part of the owners of T&T; and (ii) do not and will not: (1) violate any provision of law, statute, rule or regulation, any order of any governmental authority or any provision of the articles of organization or operating agreement of T&T; (2) violate, conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default or an event of default under any indenture, agreement, mortgage, deed of trust, note, lease, contract or other instrument to which T&T is a party or by which T&T or any of its property is or may be bound; or (3) result in the creation or imposition of any lien upon any property or assets of T&T.

D.	T&T represents, warrants and covenants that this Agreement has been duly executed and delivered by T&T and constitutes the legal, valid and binding obligation of T&T enforceable against T&T in accordance with its terms.

25.    VGI Representations:

        VGI represents, warrants and covenants that the following:

A.	VGI represents, warrants and covenants that the person who has duly executed this Agreement on behalf of the VGI is duly authorized to so act.

B.	VGI represents, warrants and covenants that VGI (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and (ii) has all requisite power and all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being and as proposed to be conducted and to consummate the transactions contemplated by the Agreement.

C.	VGI represents, warrants and covenants that the execution, delivery and performance by VGI of this Agreement and the consummation of the transactions contemplated thereby: (i) have been duly authorized by all requisite action of VGI, and, if required, any action on the part of the owners of VGI; and (ii) do not and will not: (1) violate any provision of law, statute, rule or regulation, any order of any governmental authority or any provision of the certificate of incorporation or bylaws of VGI; (2) violate, conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default or an event of default under any indenture, agreement, mortgage, deed of trust, note, lease, contract or other instrument to which VGI is a party or by which VGI or any of its property is or may be bound; or (3) result in the creation or imposition of any lien upon any property or assets of VGI.

D.	VGI represents, warrants and covenants that this Agreement has been duly executed and delivered by VGI and constitutes the legal, valid and binding obligation of VGI enforceable against VGI in accordance with its terms.

26.    General:

        A.     Independent Contractors

The relationship created between VGI and T&T by this Agreement is solely that of independent contractors, with T&T providing distribution management services for the Product and VGI acting as manufacturer and exporter to the Territory. Nothing herein shall be construed as creating a joint venture. Further, T&T is not an employee, agent, partner, franchisee, fiduciary or representative of VGI, and does not have, nor shall it hold itself out as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon VGI, unless VGI consents thereto in advance in writing. Further, VGI is not an employee, agent, partner, franchisee, fiduciary or representative of T&T, and does not have, nor shall it hold itself out as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon T&T, unless T&T consents thereto in advance in writing.

        B.     Notices.

All notices or other communications under this Agreement shall be in writing and shall be mailed by Registered U.S. mail service. Any notice shall be deemed given on the date of receipt.

        C.     Entire Agreement, Modification, and Severability.

This Agreement constitutes the entire agreement between VGI and T&T regarding the matters addressed herein and it may be modified only by a subsequent written agreement signed by duly authorized representatives of both Parties, and not by any oral waiver or course of conduct. In the event of any conflict between the provisions of this Agreement and the provisions contained in any prior agreement, contract or understanding, the provisions of this Agreement shall govern and control. If any part of this Agreement is held by a court of competent jurisdiction or an arbitrator to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and in no way be affected, impaired or invalidated. This Agreement supersedes all prior agreements, written or oral.

        D.     Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their heirs, personal representatives, successors and permitted assigns.

E.	Covenant To Not Disclose:

1.	The Parties agree that the terms and conditions of this Agreement, shall remain confidential as between the Parties and shall not be disclosed or otherwise disseminated to any other person(s) or individual(s), except as otherwise specifically indicated and permitted herein.

2.	The Parties agree that communication pertaining to the existence or substance of this Agreement will be limited to their attorneys, accountants and/or authorized agents. Such communications will be strictly limited to that information which is necessary for such attorneys, accountants and/or authorized agents to perform their respective duties. Prior to such communication the party which proposes to make such communication shall contractually bind each such attorney, accountant and authorized agent to abide by the terms of this covenant not to disclose.

3.	The Parties agree that the existence or substance of this Agreement may be communicated under the terms of an order of a court in the United States of America having valid jurisdiction but not in response to any subpoena or notice of deposition. Such communication shall be strictly limited to the scope of such court order.

4.	The Parties hereto agree that the existence or substance of this Agreement may be communicated or published as required by any law or regulation of the United States of America. Such communication of publication shall be strictly limited to those parts of this Agreement which are so required to be communicated and/or published.

5.	The Parties agree that neither the Parties nor their attorneys nor any other representative shall in any way publicize in or give comment to any news or communication media (including, but not limited to, newspapers, magazines, radio, television or any internet based service) regarding the existence or substance of this Agreement except as required and to the extent required by law.

         F.     Force Majeure.

Neither party shall be liable for any failure to perform any obligations under this Agreement because of acts of God, nature, war, or civil disturbance.

IN WITNESS WHEREOF, the Parties have entered into this Agreement on the date first above written.

VIRAL GENETICS, INC.	TIMOTHY & THOMAS, LLC

By:	/s/	By:	/s/

Printed Name:	Printed Name:

Title:	Title: